Exhibit 99.1

Press Release October 17, 2023	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces Leadership Appointments

FORT WAYNE, INDIANA, October 17, 2023 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced leadership promotions for Christopher Graham, Richard Poinsatte, Angela Reeve, Christopher Gionti, and Daniel Keown.

“I am excited and pleased to recognize these five individuals for their outstanding leadership and positive impact within our company,” said Mark D. Millett, Chairman and Chief Executive Officer. “Their passion and spirit of excellence reflect the foundational principles of Steel Dynamics. They embody our culture of safety, performance, innovation — and always place our people first. They have each been key contributors to our success. Additionally, the increased scope and complexity within our Flat Roll Steel Group will benefit from Chris’ operational and cultural guidance as we continue to differentiate ourselves and grow this platform.”

Christopher Graham, Senior Vice President Flat Roll Steel Group

Christopher Graham will assume responsibility and oversight for the company’s Flat Roll Steel Group, comprised of three EAF flat rolled steel mills and numerous other flat rolled steel processing locations, representing over 11 million tons of annual shipping capability. Mr. Graham will continue to report to Barry Schneider, President and Chief Operating Officer. Since 2019, Mr. Graham has successfully led and grown the company’s Long Products Steel Group as its Senior Vice President, comprised of four EAF long product steel mills. Prior to that time, he led the company’s steel fabrication platform and downstream manufacturing businesses as Senior Vice President from 2016 to 2019. Mr. Graham has been with Steel Dynamics since 1994, holding various operational and leadership roles within both the steel fabrication and steel operations, and was part of the teams that constructed the Butler Flat Roll and Structural and Rail steel mills. Mr. Graham earned a bachelor’s degree in business management from Western Governors University and a MBA from the University of Saint Francis.

Mr. Graham will also remain the interim lead for the company’s Long Products Steel Group until a replacement is named.

Richard Poinsatte, Senior Vice President and Treasurer of Steel Dynamics — Finance, Business Development, and Risk

In recognition of his leadership and contributions to the overall success and growth of the company, Richard Poinsatte has been promoted to Senior Vice President of Steel Dynamics and will continue to report to Theresa Wagler. Mr. Poinsatte joined Steel Dynamics in 2000, as the Chief Financial Officer of one of the company’s joint venture businesses, which is now part of the steel fabrication platform. During his time with Steel Dynamics, he has held positions of increasing responsibility, including the operating position of General Manager of the company’s Florida steel fabrication plant. Since 2008, he has been responsible for the company’s treasury, risk, and legal applications. Mr. Poinsatte earned a Bachelor of Science Degree in Accounting from the University of Notre Dame, and he is a certified public accountant.

Angela Reeve, Vice President of Steel Dynamics — Human Resources

In recognition of her leadership and contributions to the company’s people, families, and communities, Angela Reeve has been promoted to Vice President of Steel Dynamics and will continue to report to Theresa Wagler, Executive Vice President and Chief Financial Officer. Ms. Reeve has been a champion of the company’s culture and people since close to its founding, joining the company in 1995. During that time, she has held increasing leadership roles in the areas of compensation, benefits, and human resources, holding leadership positions in these areas since 2012 — most recently as the companywide Human Resources Director. Ms. Reeve earned a bachelor’s of science degree in management from Indiana Wesleyan University.

Christopher Gionti, Vice President of Steel Dynamics and General Manager Structural and Rail Steel Division

Christopher Gionti has been promoted to Vice President of Steel Dynamics in recognition of his contributions to the company’s operations and leadership. Mr. Gionti has been responsible for the company’s Structural and Rail Steel Division as its General Manger since 2014, and he will continue in this role. Mr. Gionti joined Steel Dynamics in 1998 as a plant mechanical engineer at the company’s Butler Flat Roll Steel Division and progressively grew in leadership responsibilities, including manager roles at the company’s Engineered Bar Products Steel Division and as an operations manager within the company’s flat rolled steel processing operations. Mr. Gionti earned a bachelor’s of science degree in mechanical engineering from the University of Pittsburgh.

Daniel Keown, Vice President of Steel Dynamics and General Manager Columbus Flat Roll Steel Division

Daniel Keown has been promoted to Vice President of Steel Dynamics in recognition of his contributions to the company’s operations and leadership. Since 2021, Mr. Keown has been responsible for the company’s Columbus Flat Roll Steel Division as its General Manager, and he will continue in this role. Mr. Keown joined Steel Dynamics in 1998 as a process engineer at the company’s Butler Flat Roll Steel Division and progressively grew in leadership responsibilities, including leading the company’s Engineered Bar Products Steel Division as its General Manager from 2014 to 2021. Mr. Keown earned a master’s degree in engineering management and a bachelor’s of science degree in chemical engineering from Rose-Hulman Institute of Technology.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact:  Investor Relations — +1.260.969.3500